Exhibit 10.1

Separation Agreement and General Release

           Separation Agreement and General Release, dated as of December 31, 2006 (this “Agreement“), by and between Peter K. Stevenson (“Employee“), an individual residing at 4510 Arniel Place, Fairfax, Virginia 22030 and Globix Corporation (“Employer“), a Delaware corporation with its principal place of business at 139 Centre Street, New York, New York 10013.

           WHEREAS, Employer and Employee are parties to an Employment Agreement, dated September 15, 2005, as amended by a letter agreement dated January 6, 2006 (as so amended, the “Employment Agreement“); and

           WHEREAS, the term of employment under the Employment Agreement shall expire as of the date hereof;

           NOW, THEREFORE, the parties, for good and valuable consideration, agree as follows:

           1.            Post-Employment Compensation and Similar Matters.

           (a) In consideration of Employee‘s signing this Agreement and compliance with the promises made herein, Employer agrees that: (i) the options scheduled on Exhibit “A,“ which are fully vested and exercisable, will remain fully vested and exercisable at Employee‘s sole discretion through December 31, 2007 and will thereafter terminate; (ii) Employee will be given the right to effect a “net exercise“ of such options on or before December 31, 2007 if employees of Employer are extended such rights, which “net exercise“ program has been approved by the Compensation Committee of Employer; (iii) Employee will receive $175,000, the full amount of his allocated bonus for 2006, on the earlier of January 31, 2007 or the date employees participating in Employer’s 2006 incentive plan receive their bonus; (iv) Employee will receive two weeks of vacation pay on January 12, 2007; and (v) Employer will pay to Employee on January 12, 2007 an amount in cash equal to $650, representing the premium for 2006 on one year of term life insurance for Employee. Although the net exercise provisions will be subject to the final provisions of the amendment to the 2003 Stock Option Plan of Employer (the “Plan“) effecting the net exercise program, the program contemplates that, upon exercise of an option, if Employee in his sole discretion elects to effect a net exercise for all or part of the option, Employee will be entitled to receive shares of common stock having a fair market value, as determined under the Plan as of the date of exercise (the “fair market value“), equal to the difference between the aggregate exercise price of the number of shares for which the option is being exercised pursuant to the net exercise provisions and the fair market value of such shares..

           (b) Employee‘s business expenses incurred in connection with Employer‘s business during the period he was employed by Employer will be reimbursed by Employer in accordance with Employer‘s reimbursement policies if Employee has submitted adequate documentation prior to December 29, 2006, or within no more than two weeks following such later date as Employee first receives documentation of such expenses in the case expenses charged to a credit card charge account that is billed on a monthly basis.

           (c) Employee will be entitled to coverage under Employer‘s health insurance plans to the extent provided under COBRA, upon payment by Employee of the amounts provided under COBRA. Employee will have such post-employment rights under Employer‘s other employee benefit plans as may be provided under the terms of such plans.

           (d) Employer agrees that for purposes of Section 8.3 of the Employment Agreement, there has been no “voluntary resignation“ or “termination for cause“. Employer and Employee agree that the terms of the Employment Agreement that apply to the post-employment period shall continue in effect, except as specifically modified by this Agreement.

           2. Release of Claims by Employee. For good and valuable consideration, including the promises in this Agreement, Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employer, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (such persons other than Employer being hereinafter collectively referred to as the “Other Releasees“), of and from any and all claims, known and unknown, asserted and unasserted, of any nature Employee has or may have against Employer and the Other Releasees as of December 31, 2006, including, but not limited to, any alleged violation of the Age Discrimination in Employment Act of 1967, as amended, or The Workers Adjustment and Retraining Notification Act, as amended, or similar provisions of state or local law. Employee represents that he has not filed any complaint or charge against Employer or the Other Releasees with any local, state, or federal agency or court.

           3. Release of Claims by Employer. For good and valuable consideration, including the promises in this Agreement, Employer knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, Employee, of and from any and all claims, known and unknown, asserted and unasserted, of any nature Employer has or may have against Employee as of December 31, 2006. Employer represents that it has not filed any complaint or charge against Employee with any local, state, or federal agency or court.

           4. Indemnification and Similar Rights. Employer shall cause Employee to continue to be subject to coverage under Employer‘s directors‘ and officers‘ insurance policy in connection with his actions as an executive officer of Employer during the course of his employment and thereafter as a director to the same scope and extent as other similarly situated executive officers of Employer. Employer shall indemnify Employee as an officer and director of Employer to the fullest extent permitted under the certificate of incorporation and bylaws of Employer as in effect from time to time.

           5. Non-Disclosure. Employee acknowledges his obligation to keep confidential all non-public information concerning Employer. Employee agrees to keep in strict secrecy and confidence any and all information Employee has assimilated or to which he has had access during his employment by Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of Employer and/or to which Employee would not have been exposed but for his employment by Employer. Employee agrees that he will not, without the prior written consent of Employer, disclose to any third person, partnership, joint venture, company, corporation or other organization, or use for such third party‘s or his own benefit, any such confidential information.

           6. Return of Employer Property.

           (a) Employee hereby agrees to return, within the next 7 business days following the date of this Agreement, all originals and copies of all Employer property in his possession or control, including, but not limited to, all keys, pass keys, files, records, documents, electronic files, computer hardware and software, cellular phones, pagers, credit cards and Employer-provided vehicle. Employee further acknowledges and represents that he has correctly disclosed all requested systems login and password information, and not deleted, erased, written over, or destroyed any electronic Employer documents, including those which he developed or helped develop during his employment, except in the regular course of his employment and in furtherance of Employer’s best interests. Employee shall be entitled to keep at no cost to Employee the laptop computer, keyboard and monitor previously located in Employee‘s office at the New York City headquarters of Employer: provided, however, that such equipment shall be purged of all Employer related files by Employer‘s personnel prior to the release of such equipment to Employee. As a member of the Board of Directors of Employer, Employee shall be entitled to retain information circulated to members of the Board of Directors.

           (b) For a period of three months, Employer will maintain the pks@globix.com e-mail address, and a voicemail message at 212-625-7425, in each with a message giving a forwarding address or phone number for matters not involving Employer‘s business.

           7. Non-Disparagement. Employee agrees not to make any false, disparaging or derogatory statements, written or oral, about Employer or any of its directors, officers, employees, agents or representatives, or about Employer’s business affairs or financial condition. Employer agrees not to make any false, disparaging or derogatory statements, written or oral, about Employee.

           8. Confidentiality. Employee understands and agrees that as a condition for the consideration provided by this Agreement, he must keep confidential both the terms of this Agreement and any discussions leading to it, except as required by law; provided, that he may make disclosures to his attorneys, accountants, advisors and similar persons where there is an expectation of confidentiality. Employee acknowledges that Employer may describe and file a copy of this Agreement in filings with the Securities and Exchange Commission. Except as provided by law, Employer will keep confidential any discussions leading to this Agreement.

           9. No Admission of Liability. The parties understand and agree that this Agreement does not constitute an admission of liability or wrongdoing on the part of either party.

           10. Amendment; Binding Nature of Obligation. This Agreement may not be abandoned, supplemented, changed or modified in any manner except by a written agreement signed by the parties. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

           11. Waiver of Rights. No delay or omission by either party in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

           12. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be stricken and replaced with a provision as similar as may be possible that is valid and enforceable and most nearly effects the parties’ intent.

           13. Applicable Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflict-of-laws provisions.

           14. Acknowledgements. Employee affirms that no other promises or agreements of any kind have been made to or with his by any person or entity whatsoever to cause him to sign this Agreement. Employee further states and represents that he has carefully read this Agreement, understands its contents, freely and voluntarily assents to all of its terms and conditions, and signs his name voluntarily.

           IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the 31st day of December, 2006.

PETER K. STEVENSON

/s/ Peter K. Stevenson

GLOBIX CORPORATION

By: /s/ Ted S. Lodge

Name: Ted S. Lodge
Title: Executive Chairman

86417

EXHIBIT A

1.	An option to purchase 548,667 shares of common stock of Globix Corporation at $3.04 per share

2.	An option to purchase 209,530 shares of common stock of Globix Corporation at $2.75 per share